EXHIBIT 10.7.1

FIRST AMENDMENT TO LEASE AGREEMENT

AND CONFIRMATION OF COMMENCEMENT DATE

February 18, 2000

ATX Technologies, Inc.

10010 San Pedro, Suite 200

San Antonio, Texas 78216-3847

Re:	Lease Agreement (the “Lease”) dated August 6, 1999, between FREEPORT #2, L.P., a Texas limited partnership (“Landlord”), and ATX TECHNOLOGIES, INC., a Texas corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the permitted use.

2. Commencement Date. The Commencement Date of the Lease is November 19, 1999.

3. Expiration Date. The Term is scheduled to expire on the last day of the 120th full calendar month of the Term, which date is November 30, 2009.

4. Conditional Abatement of Base Rent. Pursuant to Section 28 of the Lease, Base Rent shall be conditionally abated beginning as of the Commencement Date and ending on January 27, 2000, causing the first day for which Base Rent is due to be January 28, 2000.

5. Tenant’s Optional Allowance. Tenant hereby elects, pursuant to Section 10 of Exhibit B to the Lease, for Landlord to provide a supplemental construction allowance (“Tenant’s Optional Allowance”) in the amount of $583,800.00. Accordingly, the monthly Base Rent shall be increased by an amount equal to the monthly payments that would be due on a loan whose original principal balance equaled the amount of the Tenant’s Optional Allowance, whose interest rate equaled 10% per annum, and which is payable in 120th equal monthly installments of principal and interest ($7,714.96). Accordingly, the monthly Base Rent as set forth in Section 2(a) of the Lease is hereby amended and restated as follows:

Time Period	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
November 19, 1999 – November 30, 2004	$14.0858	$68,527.46

December 1, 2004 – November 30, 2009	$15.9658	$77,673.66

In no event shall Landlord be obligated to pay a commission with respect to the Tenant’s Optional Allowance and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed with respect to the Tenant’s Optional Allowance by any broker or agent claiming the same by, through or under the indemnifying party.

6. Contact Person. Tenant’s contact person in the Premises is:

ATX Technologies, Inc.

8550 Freeport Parkway, Suite 100

Irving, Texas 75063

Attention:   Jimmy Stovall

Telephone: 972-753-6261

Telecopy:   972-753-6400

7. Parking. Tenant acknowledges that it has elected to use four of its parking spaces for its Generator; accordingly, the number of parking spaces to which Tenant is entitled to use for parking under paragraph 36 of the Lease is hereby amended to be reduced by four spaces.

8. Ratification. Each of Landlord and Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other party hereto that it has no defenses thereto. Additionally, each of Landlord and Tenant further confirms and ratifies that, as of the date hereof and to the best of its knowledge after reasonable inquiry, (a) the Lease is and remains in good standing and in full force and effect, and (b) such party has no claims, counterclaims, set-offs or defenses (except those expressly set forth in the Lease) against the other party hereto arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

9. Binding Effect; Governing Law. The Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the State in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely, FREEPORT #2, L.P., a Texas limited partnership

By:	1996 DFW Office, Inc., a Delaware corporation, its sole general partner

By:

Name:

Title:

Agreed and accepted:

ATX TECHNOLOGIES, INC., a Texas corporation

By:

Name:	Michael D. Coffer
Title:	Vice President

8550 Freeport Parkway Warranty Items

Mens restroom - general office area

•	Missing wallpaper on entry wall

Response Center

•	Mini blinds at exit door

•	Missing turn rods for mini blinds

•	Various panels throughout sub-floor “pop” when walked across. Need to be screwed down

•	Rattle in ceiling on blue wail, right side of command center

Computer Room

•	Remove water pipe below sub-floor

AV Room

•	Ceiling cracking around light fixture in left front corner

Vestibule - General Office entrance

•	Door not closing correct & squeaking

Vestibule — Rotunda/Response Center Entrance

•	Ceiling & Wall paint touchup

Receptionist

•	Vertical blinds

Electrical and Battery Room

•	Complete battery installation